Exhibit 4.3

SATISFACTION AND DISCHARGE OF INDENTURE

This Satisfaction and Discharge of Indenture (this “Satisfaction of Indenture”), dated as of March 28, 2013, is entered into by and between Offshore Group Investment Limited, a Cayman Islands exempted company (the “Company”), and Wells Fargo Bank, National Association (the “Trustee”).

Reference is made to the Indenture dated as of July 30, 2010 (as amended by the First Supplemental Indenture dated as of May 20, 2011, the Second Supplemental Indenture dated as of June 1, 2011, the Third Supplemental Indenture dated as of June 29, 2011, the Fourth Supplemental Indenture dated as of April 2, 2012, the Fifth Supplemental Indenture dated as of April 20, 2012, the Sixth Supplemental Indenture dated as of October 25, 2012, the Seventh Supplemental Indenture dated as of December 3, 2012 and the Eighth Supplemental Indenture dated as of March 28, 2013, the “Indenture”), among the Company, each of the guarantors named therein (collectively, the “Guarantors”), and the Trustee, as trustee, noteholder collateral agent, paying agent and registrar. Capitalized terms not defined herein have the meanings given to them in the Indenture.

RECITALS

WHEREAS, the Indenture provided for the issuance by the Company of 11 1/2 % Senior Secured First Lien Notes due 2015 (the “Notes”);

WHEREAS, pursuant to Section 3.07(c) of the Indenture, the Company elected to redeem the Notes in full on April 29, 2013 (“Redemption Date”) at the redemption price (expressed as a percentage of principal amount) of 108.625% (the “Redemption Price”), plus accrued and unpaid interest on the Notes redeemed to, but not including, the Redemption Date (the “Redemption”);

WHEREAS, in connection with the Redemption, the Company (i) authorized and directed the Trustee to send a notice of redemption to the holders of all outstanding Notes under the Indenture; (ii) irrevocably deposited with the Trustee, in trust, solely for the benefit of the holders of such outstanding Notes, cash in U.S. dollars in an amount as is sufficient to pay and discharge the entire outstanding Indebtedness on the Notes to the Redemption Date; and (iii) delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes on the Redemption Date;

WHEREAS, in compliance with Section 10.01 of the Indenture, the Company delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge of the Indenture and the release of the assets included in the Collateral securing the obligations under the Indenture have been satisfied;

WHEREAS, the Company requested that the Trustee execute proper instruments acknowledging satisfaction of and discharge of the Indenture, including, without limitation, this Satisfaction of Indenture.

NOW THEREFORE, THIS SATISFACTION AND DISCHARGE WITNESSETH:

1.	The Indenture is discharged and ceases to be of further effect; provided, however, that notwithstanding the satisfaction and discharge of the Indenture, (a) the provisions of Sections 10.02 (“Application of Trust Money”) and 8.06 (“Repayment to Company”) of the Indenture shall survive and (b) unless otherwise set forth herein, this Satisfaction of Indenture shall not be deemed to discharge those provisions of Section 7.07 (“Compensation and Indemnity”) of the Indenture that, by their terms, survive the satisfaction and discharge of the Indenture.

2.	All Liens and Mortgages on the Collateral and all other property of the Company or any Guarantor, and all related rights in respect thereof, securing Obligations under the Indenture, the Notes or the Note Guarantees (whether created by the Indenture, any Collateral Agreement, the Intercreditor Agreement or any other Indenture Document), including the Liens granted pursuant to Section 7.07(d) of the Indenture, are hereby released, discharged and terminated.

3.	All obligations of the Company and the Guarantors under the Indenture and the Note Guarantees are deemed fully satisfied, discharged, terminated, released and null and void.

4.	The Trustee agrees to take all actions and to execute all documents which the Company reasonably deems necessary or appropriate to give effect to the foregoing.

This Satisfaction of Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Satisfaction of Indenture as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE, NOTEHOLDER COLLATERAL AGENT, PAYING AGENT AND REGISTRAR

By:	/s/ John C. Stohlmann
Name:	John C. Stohlmann
Title:	Vice President

SIGNATURE PAGE TO SATISFACTION AND DISCHARGE OF INDENTURE